Exhibit 19.1

cbdMD, Inc.

INSIDER TRADING POLICY

Adopted December 23, 2019

Introduction

cbdMD, Inc. (the “Company”) has adopted this Insider Trading Policy (“Policy Statement”) for all directors, officers, employees and consultants, including directors, officers, managers, employees and consultants for its subsidiaries (collectively, the “Covered Persons”), with respect to trading of the Company’s securities, as well as securities of publicly traded companies with whom we have a business relationship. When used herein, the “Company” includes our subsidiaries.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about the company that is not generally known or made available to the public. These laws also prohibit persons who are aware of such material non-public information from disclosing this information to others who may trade.

This Policy Statement is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to both understand and comply with this Policy Statement. Should you have any questions regarding this Policy Statement, please contact the Company’s Chief Financial Officer (the “Compliance Officer”), Ronan Kennedy.

The Consequences of Insider Trading Violations

The civil and criminal penalties for insider trading violations are as follows:

For individuals who trade on inside information (or tip information to others):

●	civil penalty of up to three times the profit gained or loss avoided;
●	a criminal fine (no matter how small the profit); and
●	a jail term.

For the Company (as well as possibly any supervisory person that fails to take appropriate steps to prevent illegal insider trading):

●	a civil penalty; and
●	a criminal penalty.

Moreover, if a Covered Person violates this Policy Statement, Company-imposed sanctions, including dismissal for cause, could result from the violation or any failure to comply with any of the policies or procedures set forth in this document. In this regard, each Covered Person should be aware that they are responsible for the compliance of their immediate family members and members who reside in their household. Therefore, securities transactions by the spouse of a Covered Person, for example, would raise the same legal problems as would trading initiated directly by the Covered Person.

The Company’s Policy Regarding Insider Trading

It is our policy that no Covered Person nor any related person, may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on any material non-public information about the Company to others. This policy also applies to material information relating to any other company, including our customers or suppliers, obtained in the course of employment with us.

It is also our policy that no Covered Person, nor any related person, may enter into a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, the Company has established black out periods set forth below.

Material Information

For purposes of this Policy Statement, “material information” means any information that a reasonable investor would consider important in a decision to buy, hold or sell shares. Examples of information that will frequently be regarded as material include:

●	projections of future earnings or losses;
●	news of a pending or proposed merger or financing;
●	acquisition or tender offer;
●	news of a significant sale of assets or the disposition of a subsidiary;
●	changes in dividend policies or the declaration of a stock split or the offering of additional securities;
●	changes in management;
●	significant new products, customers or discoveries;
●	impending bankruptcy or financial liquidity problems; and
●	the gain or loss of a substantial customer or supplier.

Either positive or negative information may be material. Transactions by a Covered Person trading in the Company’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from Company policy or the legal restrictions described above. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Non-Public Information

Non-public information is a flexible term, and its definition will depend on the particular circumstances of each situation. In general, you should assume that all information about the Company that you receive from any source, whether in your course of service to the Company or otherwise, is “non-public” unless you are certain that the information has been publicly disclosed for a sufficient time. You should not regard information as having been “publicly disclosed” unless you can point specifically to some public disclosure document, such as an SEC filing, or press release that includes the information. In addition, public disclosure usually contemplates some period of delay after release of the information to the press in order for outside investors to evaluate and act upon the information. In general, information is considered to have been made available to the public 48 hours after the formal release of that information.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s securities, it is the Company’s policy that Covered Persons should not engage in any of the following activities with respect to securities of the Company:

Trading in securities on a short-term basis. Any securities of the Company purchased by Covered Person in the open market must be held for a minimum of six months and preferably longer. The SEC’s short-swing profit rule already prevents officers and directors from selling any Company securities within six months of a purchase. We are simply expanding this rule to all Covered Persons. However, the rule does not apply to stock option exercises and subsequent sales of the underlying securities, except to the extent required by law for officers and directors.

Short sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock, and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. Without such approval, the transaction is prohibited.

Margin Accounts. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Covered Persons are prohibited from holding Company securities in a margin account.

Transactions Under Company Plans

Stock Option Exercises. The Company’s insider trading policy does not apply to the exercise of an employee stock option. The policy does apply, however, to any sale of stock as part of a cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plan. The Company’s insider trading policy does not apply to any purchases of Company stock in the 401(k) plan, if established, resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan. The Company’s insider trading policy does not apply to purchases of Company stock in an employee stock purchase plan, if established, resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. The policy also does not apply to purchases of Company stock resulting from lump sum contributions to any such plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The policy does apply to your election to participate in any such plan for any enrollment period, and to your sales of Company stock purchased pursuant to the plan.

Dividend Reinvestment Plan. The Company’s insider trading policy does not apply to purchases of Company stock under a Company dividend reinvestment plan, if established, resulting from your reinvestment of dividends paid on Company securities. The policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to such a plan, and to your election to participate in such a plan or increase your level of participation in such a plan. The policy also applies to your sale of any Company stock purchased pursuant to such a plan.

Pre-Clearance of All Trades

To provide assistance in preventing inadvertent insider trading violations and avoiding the appearance of an improper transaction (which could result, for example, when a Covered Person engages in a trade while unaware of a pending major development), all transactions in the Company’s securities (acquisitions, dispositions, transfers, etc.) by any Covered Person, together with their family members, must be pre-cleared by the Company’s Chief Executive Officer or the Chief Financial Officer.

If you contemplate a transaction, you should contact the Chief Executive Officer or the Chief Financial Officer at least two business days in advance. The Chief Executive Officer or the Chief Financial Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade after review of the legal considerations applicable to the proposed trade. Transactions of the foregoing type by any Chief Executive Officer must be cleared by the Chief Financial Officer.

This requirement does not apply to stock option exercises, but does cover market sales of option stock.

Broker Interface Procedures

The accelerated reporting of transactions pursuant to the Sarbanes-Oxley Act of 2002, which applies to directors and executive officers, will require tight interface with brokers handling transactions for our directors and executives. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations.

We will require that all directors and executives officers and their brokers sign the enclosed Broker Instruction/Representation Form which imposes two requirements on the broker handling transactions in Company securities:

Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:

(a)	first verifying with the Company that the transaction was pre-cleared; and
(b)	complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

To report immediately to the Company via:

(a)	telephone; and
(b)	in writing (via e-mail or fax) the details of every transaction involving Company securities, including gifts, transfers, pledges, and all 10b5-1 transactions.

Each director and executive officer should sign, and also have his broker sign, the enclosed Broker Instruction/Representation Form and return it to us as soon as possible following receipt of this Policy Statement so that we can work out with the brokers a coordinated procedure for handling any trades in the Company’s securities.

Black-Out Periods

Quarterly Black-Out Periods. Unless made pursuant to a pre-approved 10b5-1 plan as permitted above, transactions in the Company’s securities can only be made outside of “black-out” periods. The standard black-out period begins on the first trading day after the end of a fiscal quarter or fiscal year and ends the second trading day after public release of quarterly or annual financial results for that fiscal period. “Trading day” means any business day on which the Company’s securities are traded, or able to be traded, on the NYSE American LLC, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, or any successor exchange to the foregoing, or any market on which the Company’s securities are listed or admitted to trading (including any over-the-counter market).

Event-Specific Black-Out Periods. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, Securities and Exchange Commission filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market (48 hours after the release). The Company generally will not disclose the reason for additional black-out periods.

Hardship Exceptions. A person who is subject to a quarterly earnings or fiscal year end black-out period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the black-out period. Hardship exceptions may be granted only by the Chief Executive Officer and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Chief Executive Officer concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific black-out period.

Disclosure of Information to Others

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non-public information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon release. Covered Persons may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. The penalties set forth above apply, whether or not you derive any benefit from another’s actions.

Analysis of Securities Transactions

If your securities transactions become the subject of scrutiny, they will be viewed by the Securities and Exchange Commission after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you may want to consult with your own attorney (in addition to clearing the transaction in accordance with this Policy Statement) and carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members

The restrictions set forth in this Policy Statement apply to your family members who reside with you, anyone else living in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). Covered Persons are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Post-Termination Transactions

This Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment or are no longer a Covered Person. If you are in possession of material nonpublic information when you are no longer a Covered Person, you may not trade in Company securities until that information has become public or is no longer material.

In all other respects, the procedures set forth in this Policy Statement will cease to apply to your transactions in Company securities upon the expiration of any “black-out period” that is applicable to your transactions at the time of your termination of service.

Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Compliance Officer who may direct you to the Company’s counsel. However, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use good judgment with respect to all your transactions in the Company’s securities.

Term

This policy applies to all Company Covered Persons during their work for or with the Company and after their last work for or with the Company until such time that such Covered Persons are no longer aware of material information about the Company that is not generally known or made available to the public. Notwithstanding the foregoing, short swing profit rules may prohibit trades of the Company's securities even after termination of a Covered Person’s relationship with the Company even in the event such Covered Person does not have material information about the Company that is not generally known or made available to the public.

Certification

Please sign, date and return the attached Certification stating that you received this Policy Statement regarding insider trading. Please note that you are bound by this Policy Statement whether or not you sign the attached Certification.

BROKER INSTRUCTION/REPRESENTATION FORM

The undersigned executive officer or director of cbdMD, Inc. and its subsidiaries (collectively, with cbdMD, Inc., the “Company”) and such person’s securities broker hereby acknowledge and agree to the following in order to comply with the accelerated two-day reporting requirements of the Sarbanes-Oxley Act of 2002:

1.	Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:

(a)	first verifying with the Company that such transaction was pre-cleared in accordance with the Company’s Policy Statement for its insider trading policies, and
(b)	complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

2.	To report immediately to the Company to the attention of the Chief Financial Officer via:

(a)	telephone, and
(b)	in writing (via e-mail or fax) the details of every transaction involving Company stock, including gifts, transfers, pledges, and all 10b5-1 transactions.

Dated:	, 20
Signature

Print name:

Title:

Brokerage Firm
Dated:	, 20

[Print name of firm]

By:

Print name:

Title:

CERTIFICATION

The undersigned Covered Person hereby certifies that he or she:

a.         Has read and understands the Company’s Policy Statement on insider trading, a copy of which was distributed with this Certificate;

b.         Has complied with the foregoing Policy Statement and its corresponding procedures at all times since the date of employment or beginning of the relationship with the Company; and

c.         Will continue to comply with the policy and procedures set forth in the Policy Statement.

All terms defined herein shall have the same meaning as in the Policy Statement.

Signature:

Name (please print):

Date:	, 20